Exhibit 99.1

China Shenghuo Reports Unaudited Financial Results For the First Quarter of 2010

KUNMING, China, May 24, 2010 – China Shenghuo Pharmaceutical Holdings, Inc. (NYSE Amex Equities: KUN) ("China Shenghuo" or the "Company"), which is engaged in the research, development, manufacture, and marketing of pharmaceutical, nutritional supplement and cosmetic products in the People’s Republic of China ("PRC"), today reported unaudited financial results for the first quarter ended March 31, 2010.

First Quarter 2010 Financial Highlights

●	Total revenues increased to $7.9 million for the first quarter of 2010, representing 17% year-over-year growth.
●	Gross margin for the first quarter of 2010 increased to $5.83 million, as compared to $4.47 million for the same period of 2009.
●	Net cash provided by operations increased to $2.02 million from $0.89 million in the same period of 2009.
●	Net income attributable to stockholders increased to $2,355 for the first quarter of 2010, as compared to net loss of $2,961,272 for the same period of 2009.

Mr. Gui Hua Lan, Chief Executive Officer of China Shenghuo, commented, “Sales for the quarter ended March 31, 2010 were approximately $7.9 million, increased by 17% from $6.77 million for the quarter ended March 31, 2009. Net income was $805 for the quarter ended March 31, 2010, as compared to net loss of $3,209,594 for the quarter ended March 31, 2009. The increases in sales and net income were primarily due to the Company’s continuous efforts to promote the sales of products and the efforts to control our costs. Our primary products, Xuesaitong Soft Capsules continued to produce meaningful growth in a difficult market environment.”

First Quarter 2010 Results

Sales for the quarter ended March 31, 2010 increased to $7.9 million from $6.77 million for the same period of 2009, an increase of approximately $1.13 million, or 17 % primarily due to the Company’s main product Xuesaitong’s sales increasing. The new sales policy has stimulated the enthusiasm of sales representatives, resulted in the increased sales of products.

Gross margin for the quarter ended March 31, 2010 increased to $5.83 million from approximately $4.47 million for the quarter ended March 31, 2009, an increase of $1.36 million, or 30%. Gross margin as a percentage of revenues was approximately 73.7% for the quarter ended March 31, 2010, an increase of 7.7 % from 66% for the quarter ended March 31, 2009. The increase in gross margin percentage was primarily due to the decrease of cost of sales set forth above.

Selling expenses decreased to approximately $5.05 million for the quarter ended March 31, 2010, a decrease of $1.35 million, or 21%, from approximately $6.4 million for the quarter ended March 31, 2009. The primary reason for the decrease in selling expenses was the strengthened controlling on the travel expense, business entertainment expense .etc.

General and administrative expenses decreased by 35% from approximately $1.04 million to approximately $0.68 million primarily due to our strengthened budget control.

Research and development expense for the three months ended March 31, 2010 increased to $80,851, as compared to $7,281 for the quarter ended March 31, 2009, an increase of approximately $73,570 primarily due to the increase in the expenditure on one of our innovative medicines--Dencichine Hemostat and the cooperation with outside experts in the R&D since late 2009.

Net income attributable to shareholders increased to $2,355 for the quarter ended March 31, 2010 as compared to net loss of $2,961,272 for the quarter ended March 31, 2009. The increase in net income was primarily due to the increase of sales revenue. Also strict sales expenses controlling policy contributes to the positive results.

About China Shenghuo

Founded in 1995, China Shenghuo is a specialty pharmaceutical company that focuses on the research, development, manufacture and marketing of Sanchi-based medicinal and pharmaceutical, nutritional supplement and cosmetic products. Through its subsidiary, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., it owns thirty SFDA (State Food and Drug Administration) approved medicines, including the flagship product Xuesaitong Soft Capsules, which is currently been listed in the State Insurance Catalogue. At present, China Shenghuo incorporates a sales network of agencies and representatives throughout China, which markets Sanchi-based traditional Chinese medicine to hospitals and drug stores as prescription and OTC drugs primarily for the treatment of cardiovascular, cerebrovascular and peptic ulcer disease. The Company also exports medicinal products to Asian countries such as Indonesia, Singapore, Japan, Malaysia, and Thailand and to European countries such as the United Kingdom, Tajikstan, Russia and Kyrgyzstan. For more information, please visit http://www.shenghuo.com.cn.

Safe Harbor Statement

This press release may contain certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, risks of litigation and governmental or other regulatory proceedings arising out of or related to any of the matters described in recent press releases, including arising out of the restatement of the Company's financial statements; the Company's ability to refinance or repay loans received; the Company's uncertain business condition; the Company's continuing ability to satisfy any requirements which may be prescribed by the Exchange for continued listing on the Exchange; risks arising from potential weaknesses or deficiencies in the Company's internal controls over financial reporting; the Company's reliance on one supplier for Sanchi; the possible effect of adverse publicity on the Company's business, including possible contract cancellation; the Company's ability to develop and market new products; the Company's ability to establish and maintain a strong brand; the Company's continued ability to obtain and maintain all certificates, permits and licenses required to open and operate retail specialty counters to offer its cosmetic products and conduct business in China; protection of the Company's intellectual property rights; market acceptance of the Company's products; changes in the laws of the People's Republic of China that affect the Company's operations; cost to the Company of complying with current and future governmental regulations; the impact of any changes in governmental regulations on the Company's operations; general economic conditions; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

China Shenghuo Pharmaceutical Holdings, Inc.
Miss Shujuan Wang
Director of Securities Affairs Department
Email: wangshujuan@chinashenghuo.net

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in USD)

	March 31,	December 31,
	2010	2009
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$863,805	$1,986,540
Accounts and notes receivable, net	12,740,156	12,104,296
Other receivables, net	6,994,607	6,694,151
Advances to suppliers	601,121	394,856
Inventories, net	3,349,714	3,896,358
Due from related parties	214,679	417,494
Current deferred tax assets	870,130	866,645

Total Current Assets	25,634,212	26,360,340

Property, plant and equipment, net	12,876,850	12,065,552
Other non-current assets	1,543,665	1,497,421
	$40,054,727	$39,923,313
Liabilities and Equity:
Current Liabilities:
Accounts payable	$2,944,117	$4,744,919
Other payables and accrued expenses	11,067,764	10,099,497
Deposits payable	7,506,667	7,037,155
Short-term borrowings	8,310,480	5,455,958
Advances from customers	1,555,139	916,362
Taxes payable and other current liabilities	1,018,401	1,094,331
Current portion of long-term borrowings	1,023,976	3,948,985
Total Current Liabilities	33,426,544	33,297,207
Long-term borrowings	5,851,289	5,850,348
	39,277,833	39,147,555
Commitments and Contingencies
Equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized and 19,679,400 shares issued and outstanding, both periods	1,968	1,968
Additional paid-in capital	6,193,927	6,193,927
Appropriated retained earnings	147,023	147,023
Accumulated deficit	(7,154,938)	(7,157,293)
Accumulated other comprehensive income	1,590,015	1,589,047
Total stockholder's equity	777,995	774,672
Noncontrolling interest	(1,101)	1,086
Total Equity	776,894	775,758
	$40,054,727	$39,923,313

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS (UNAUDITED)
(Amounts in USD, except shares)

	Three months ended March 31,
	2010	2009

Sales	$7,907,002	$6,770,526
Cost of Goods Sold	2,076,353	2,301,525
Gross Margin	5,830,649	4,469,001
Operating Expenses:
Selling expenses	5,051,714	6,395,577
General and administrative expenses	684,259	1,046,442
Research and development expense	80,851	7,281
	5,816,824	7,449,300
Income(Loss) from Operations	13,825	(2,980,299)
Other Income (Expenses):

Subsidy income	153,598	25,568
Interest and other income (expense)	(196,602)	(254,863)
	(43,004)	(229,295)
Loss Before Income Tax Expenses	(29,179)	(3,209,594)
Income tax benefit	29,984	-
Net Income (Loss)	805	(3,209,594)
Net loss attributable to noncontrolling interests	(1,550)	(248,322)
Net Income(Loss) Attributable to Stockholders	$2,355	$(2,961,272)
Comprehensive Income (Loss):
Net Income (Loss )	805	(3,209,594)
Foreign currency translation adjustment	331	182
Comprehensive Income (Loss)	$1,136	$(3,209,412)
Comprehensive loss attributable to noncontrolling interests	(2,187)	(248,308)
Comprehensive Income(Loss) Attributable to Stockholders	3,323	(2,961,104)
Basic and diluted earnings (loss) per share	$0.00	$(0.15)
Weighted-average number of shares outstanding	19,679,400	19,679,400
-basic and diluted

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in USD)

	Three months ended March 31,
	2010	2009
Net Cash Provided by Operating Activities	2,022,198	890,299
Cash Flows from Investing Activities:
Purchase of long-lived assets	(3,205,176)	(29,467)
Proceeds from disposal of Property	131,913	-
Net Cash Used in Investing Activities	(3,073,263)	(29,467)

Cash Flows from Financing Activities:
Due to related parties	-	(105,643)
Proceeds from borrowings	9,563,858	-
Payments on borrowings	(9,636,020)	(1,460,572)
Net Cash Used in Financing Activities	(72,162)	(1,566,215)

Effect of exchange rate changes on cash and cash equivalents	492	1,925
Net Decrease in Cash and Cash Equivalents	(1,122,735)	(703,458)
Cash and Cash Equivalents at Beginning of Period	1,986,540	1,612,054
Cash and Cash Equivalents at End of Period	$863,805	$908,596

Supplemental Information
Cash paid for interest	$261,726	$300,237
Cash paid for income taxes	$-	$11,399